Filed Pursuant to 424(b)(3)
Registration File No. 333-235369

PROSPECTUS

NAVIOS MARITIME ACQUISITION CORPORATION

$500,000,000

COMMON STOCK

PREFERRED STOCK

WARRANTS

DEBT SECURITIES

UNITS

We may, from time to time, in one or more offerings, offer and sell up to $500,000,000 aggregate principal amount of common stock, preferred stock, warrants, units and/or debt securities. At any time a particular offer of securities covered by this prospectus is made, we will provide a prospectus supplement. Any such prospectus supplement will provide specific information about the terms of the offering and the securities, and may also add, update, or change information in this prospectus. We may sell these securities to or through underwriters and also to other purchasers or through agents. We will set forth the names of any underwriters or agents in the accompanying prospectus supplement.

You should read this prospectus and the applicable prospectus supplement, as well as the documents incorporated, or deemed to be incorporated by reference, in this prospectus carefully before you invest in any of our securities. Our common stock is currently traded on the New York Stock Exchange under the symbol “NNA,” and on December 4, 2019, the last reported sales prices of our common stock was $7.79 per share.

Investing in our securities involves risks. See “Risk Factors” beginning on page 4 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

THE DATE OF THIS PROSPECTUS IS DECEMBER 23, 2019

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ABOUT THIS PROSPECTUS

As used in this prospectus, references to “Navios Acquisition,” “the Company,” we,” “our,” “us” and similar terms refer to Navios Maritime Acquisition Corporation.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of U.S. $500,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. In any applicable prospectus supplements, we may add to, update or change any of the information contained in this prospectus.

This prospectus provides a general description of the securities we may offer. We may provide specific terms of securities to be offered in one or more supplements to this prospectus. We may also provide a specific plan of distribution for any securities to be offered in a prospectus supplement. Prospectus supplements may also add, update or change information in this prospectus. If the information varies between this prospectus and the accompanying prospectus supplement, you should rely on the information in the accompanying prospectus supplement.

Before purchasing any securities, you should carefully read both this prospectus and any prospectus supplement, together with the additional information as described below under the heading “Incorporation of Certain Information by Reference.” You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor any underwriters have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information contained in this prospectus, any prospectus supplement, or any free writing prospectus is accurate only as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”

This prospectus and any applicable prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. We are not making offers to sell common stock or any other securities described in this prospectus in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

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PROSPECTUS SUMMARY

The following is only a summary. We urge you to read the entire prospectus, including the more detailed financial statements, notes to the financial statements and other information incorporated by reference from our other filings with the SEC. An investment in our securities involves risks. Therefore, carefully consider the information provided under the heading “Risk Factors” beginning on page 4.

Business Overview

Navios Acquisition is a publicly traded corporation, incorporated in The Republic of the Marshall Islands on March 14, 2008. On July 1, 2008, Navios Acquisition completed its initial public offering. On May 28, 2010, Navios Acquisition consummated the vessel acquisition that constituted its initial business combination. Following such transaction, Navios Acquisition commenced its operations as an operating company.

Navios Acquisition owns a large fleet of modern crude oil, refined petroleum product and chemical tankers providing world-wide marine transportation services. Navios Acquisition’s strategy is to charter its vessels to international oil companies, refiners and large vessel operators under long, medium and short-term contracts. Navios Acquisition is committed to providing quality transportation services and developing and maintaining long-term relationships with its customers. The operations of Navios Acquisition are managed by Navios Tankers Management Inc. (the “Manager”).

Our Fleet

As of December 3, 2019, our fleet consisted of a total of 41 double-hulled tanker vessels, aggregating approximately 5.5 million deadweight tons, or dwt. The fleet includes 13 Very Large Crude Carrier (“VLCC”) tankers (over 200,000 dwt per ship) which transport crude oil, including the three bareboat chartered-in VLCC expected to be delivered in the third and fourth quarter of 2020 and third quarter of 2021, eight Long Range 1 (“LR1”) product tankers (60,000-79,999 dwt per ship), 18 Medium Range 2 (“MR2”) product tankers (30,000-59,999 dwt per ship), and two chemical tankers (25,000 dwt per ship), which transport refined petroleum products and bulk liquid chemicals. All our vessels are currently chartered-out to quality counterparties with an average remaining charter period of approximately one year. As of December 3, 2019, we had charters covering 98.3% of available days in 2019 and 54.1% of available days in 2020.

Vessels	Type	Year Built	Dwt	Net Charter Rate (1)		Profit Sharing Arrangements	Expiration Date (2)
Owned Vessels
Nave Polaris	Chemical Tanker	2011	25,145	Floating Rate	(8)	None	March 2020
Nave Cosmos	Chemical Tanker	2010	25,130	Floating Rate	(8)	None	March 2020
Nave Velocity	MR2 Product Tanker	2015	49,999	$16,047		None	November 2020
Nave Sextans	MR2 Product Tanker	2015	49,999	$14,500		50%/50%	February 2020
Nave Pyxis	MR2 Product Tanker	2014	49,998	$14,500		50%/50%	March 2020
Nave Luminosity	MR2 Product Tanker	2014	49,999	$17,034	(15)	None	December 2021
Nave Jupiter	MR2 Product Tanker	2014	49,999	$12,097		50%/50%	May 2020
Bougainville	MR2 Product Tanker	2013	50,626	$14,709	(5)	100%	September 2020
Nave Alderamin	MR2 Product Tanker	2013	49,998	$15,159		None	November 2020
Nave Bellatrix	MR2 Product Tanker	2013	49,999	$11,850		50%/50%	February 2020
Nave Capella	MR2 Product Tanker	2013	49,995	$11,850		50%/50%	January 2020
Nave Orion	MR2 Product Tanker	2013	49,999	$13,379	(3)	None	December 2019
Nave Titan	MR2 Product Tanker	2013	49,999	$14,813		None	July 2020
Nave Aquila	MR2 Product Tanker	2012	49,991	$15,899	(16)	None	November 2020
Nave Atria	MR2 Product Tanker	2012	49,992	$14,813		None	October 2020
Nave Orbit	MR2 Product Tanker	2009	50,470	$14,000		None	May 2020
Nave Equator	MR2 Product Tanker	2009	50,542	$12,250		None	January 2020
				$16,250		None	January 2022
Nave Equinox	MR2 Product Tanker	2007	50,922	$14,319		ice-transit premium(4)	March 2020
Nave Pulsar	MR2 Product Tanker	2007	50,922	$14,566	(6)	ice-transit premium(4)	May 2020
Nave Dorado	MR2 Product Tanker	2005	47,999	$13,331		50%/50%	December 2020
Nave Atropos	LR1 Product Tanker	2013	74,695	Floating Rate	(13)	None	March 2020
Nave Rigel	LR1 Product Tanker	2013	74,673	Floating Rate		None	December 2019
				$16,088	(9)	None	December 2021
Nave Cassiopeia	LR1 Product Tanker	2012	74,711	Floating Rate	(13)	None	March 2020
Nave Cetus	LR1 Product Tanker	2012	74,581	Floating Rate		None	December 2019
				$16,088	(9)	None	December 2021
Nave Estella	LR1 Product Tanker	2012	75,000	$15,183		None	December 2019
				$17,036		None	December 2020
Nave Andromeda	LR1 Product Tanker	2011	75,000	Floating Rate	(13)	None	March 2020
Nave Ariadne	LR1 Product Tanker	2007	74,671	Floating Rate		None	March 2020
Nave Cielo	LR1 Product Tanker	2007	74,671	Floating Rate	(13)	None	March 2020
Nave Buena Suerte	VLCC	2011	297,491	$20,475		50% above $20,475(11)	August 2020
				$48,153		50%/50%	June 2025
Nave Quasar	VLCC	2010	297,376	$20,475		50% above $20,475(11)	September 2020
Nave Synergy	VLCC	2010	299,973	48,153		50%/50%	August 2020
Nave Spherical	VLCC	2009	297,188	Floating Rate	(7)	None	December 2019
				Floating Rate	(7),(17)	None	December 2022
Nave Neutrino	VLCC	2003	298,287	$19,158	(12)	50%/50%	November 2020
Nave Photon	VLCC	2008	297,395	Floating Rate	(7)	None	December 2019
				$48,153		50%/50%	July 2021
Nave Constellation	VLCC	2010	298,000			Spot(14)
Nave Universe	VLCC	2011	297,066			Spot(14)
Nave Celeste	VLCC	2003	298,717			Spot
Nave Galactic	VLCC	2009	297,168	$20,475		50% above $20,475(11)	October 2020
Vessels to be delivered
TBN*	VLCC	Q3 2020	310,000	$27,816	(10)	None	Q3 2030
TBN*	VLCC	Q4 2020	310,000	$27,816	(10)	None	Q4 2030
TBN*	VLCC	Q3 2021	310,000	$48,153		50%/50%	Q3 2026

(1)	Net time charter-out rate per day (net of commissions), presented in U.S. Dollars.
(2)	Estimated dates assuming the midpoint of the redelivery period by charterers, including owner’s extension options not declared yet.
(3)	Charterer’s option to extend the charter for one year at $15,159 net per day.
(4)	The premium for the Nave Equinox and the Nave Pulsar when vessels are trading on ice or follow ice breaker is $1,900 per day.
(5)	Rate can increase up to $20,288 net per day with a base rate of $15,086 per day.
(6)	Charterer’s option to extend the charter for one year at $16,590 net per day plus ice-transit premium.
(7)	Rate based on VLCC pool earnings, evergreen upon notice.
(8)	Rate based on chemical tankers pool earnings.
(9)

Charterer has the option to either charter the vessel for a period of two years plus one optional year at a rate of $17,063 net per day or charter the vessel for three years at a rate of $16,088 net per day.

(10)	Charterer’s option to extend the bareboat charter for five years at $29,751 net per day.
(11)

Profit sharing arrangement 50% on actual pool earnings. Any adjustment by the charterers for the expense/loss will be provisionally settled on a quarterly basis and finally settled at the end of the charter period. Charterer’s option to extend the charter for one year at $20,475 net per day.

(12)	Contract provides 100% of BITR TD3C-TCE index plus $2,000 up to $38,513 and 50% thereafter with $19,158 floor.
(13)	Rate based on LR1 pool earnings.
(14)

On September 25, 2019, the U.S. Department of Treasury’s Office of Foreign Assets Control added, amongst others, COSCO Shipping Tanker (Dalian) Co., Ltd. (“COSCO Dalian”) to the Specially Designated Nationals and Blocked Persons list after being determined by the State Department to meet the criteria for the imposition of sanctions under Executive Order 13846. The Company had two VLCCs chartered to COSCO Dalian, the Nave Constellation (ex. Shinyo Saowalak) and the Nave Universe (ex. Shinyo Kieran), through June 18, 2025 and June 8, 2026, respectively, each at a net rate of $48,153 per day, with profit sharing above $54,388. Both charter contracts have since been terminated and the two vessels are now employed in the open market.

(15)	Charterer’s option to extend the charter for one year at $18,022 net per day.
(16)	Charterer’s option to extend the charter for one year at $16,886 net per day.
(17)	Contract provides 100% of BITR TD3C-TCE index plus $5,000 for a period of three years plus one optional year with 100% BITR TD3C index plus $1,500.
*	Bareboat chartered-in vessels with purchase option, expected to be delivered in the second half of 2020 and in the third quarter of 2021.

On November 22, 2019, an agreement was reached to liquidate Navios Europe Inc. (“Navios Europe I”). The agreement is subject to definitive documentation which is expected to be completed by the end of 2019.

The five product tankers owned by Navios Europe I that are included in the acquisition are:

Vessels	Type	Built	DWT	Charter Rate, net ($)	Expected Expiration Date
Perseus N	MR1 Tanker	2009	36,264	11,356	04/2020
Star N	MR1 Tanker	2009	37,872	11,850	01/2020
Hector N	MR1 Tanker	2008	38,402	11,850	01/2020
Aurora N	LR1 Tanker	2008	63,495	Floating rate	02/2020
Lumen N	LR1 Tanker	2008	63,599	Floating rate	02/2020
Total: 5 vessels			239,632

RISK FACTORS

Investing in our securities involves risks. Before investing in any securities offered pursuant to this prospectus, you should carefully consider the risk factors and uncertainties set forth under the heading “Item 3.D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2018, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, if applicable, in any accompanying prospectus supplement subsequently filed relating to a specific offering or sale. These factors should be considered in conjunction with any other information included or incorporated by reference herein or which may be provided supplementally with this prospectus, including in conjunction with forward-looking statements made herein. See “Where You Can Find Additional Information.”

FORWARD-LOOKING STATEMENTS

Statements included in this prospectus which are not historical facts (including any other statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto) are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements which are also forward-looking statements. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business, and the markets in which we operate as described in this prospectus. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology.

Forward-looking statements appear in a number of places and include statements with respect to, among other things:

•

our ability to maintain or develop new and existing customer relationships with major refined product importers and exporters, major crude oil companies and major commodity traders, including our ability to enter into long-term charters for our vessels;

•

our ability to successfully grow our business, our ability to identify and consummate desirable acquisitions, joint ventures or strategic alliances, business strategy, areas of possible expansion and our capacity to manage our expanding business;

•	future levels of cash flow and levels of dividends, as well as our future cash dividend policy;

•	our future opening and financial results, including the amount of filed hire and profit share that we may receive;

•	tanker industry trends, including charter rates and vessel values and factors affecting vessel supply and demand;

•	our ability to take delivery of, integrate into our fleet, and employ any newbuildings we may order in the future and the ability of shipyards to deliver vessels on a timely basis;

•	the aging of our vessels and resultant increases in operation and drydocking costs;

•	the ability of our vessels to pass classification inspection and vetting inspections by oil majors;

•	significant changes in vessel performance, including increased vessel breakdowns;

•	the creditworthiness of our charterers and the ability of our contract counterparties to fulfill their obligations to us;

•

our ability to repay outstanding indebtedness, to fulfill other financial obligations, to obtain additional financing and to obtain replacement charters for our vessels, in each case, at commercially acceptable rates or at all;

•	potential liability from litigation and our vessel operations, including discharge of pollutants;

•	our track record, and past and future performance, in safety, environmental and regulatory matters;

•	changes in the availability and costs of funding due to conditions in the bank market, capital markets and other factors;

•	global economic outlook and growth and changes in general economic and business conditions;

•	general domestic and international political conditions, including wars, acts of piracy and terrorism;

•	changes in production of or demand for oil and petroleum products, either globally or in particular regions;

•	changes in the standard of service or the ability of our technical manager to be approved as required;

•	increases or decreases in domestic or worldwide oil consumption;

•	increases in costs and expenses, including but not limited to: crew wages, insurance, provisions, port expenses, lube oil, bunkers, repairs, maintenance and general and administrative expenses;

•	the adequacy of our insurance arrangements and our ability to obtain insurance and required certifications;

•

the expected cost of, and our ability to comply with, governmental regulations and maritime self-regulatory organization standards, as well as standard regulations imposed by our charterers applicable to our business;

•

the changes to the regulatory requirements applicable to the shipping and oil transportation industry, including, without limitation, stricter requirements adopted by international organizations, such as the International Maritime Organization and the European Union, or by individual countries or charterers and actions taken by regulatory authorities and governing such areas as safety and environmental compliance;

•	potential liability and costs due to environmental, safety and other incidents involving our vessels;

•	the effects of increasing emphasis on environmental and safety concerns by customers, governments and others, as well as changes in maritime regulations and standards;

•	our ability to retain key executive officers; and

•	our ability to leverage to our advantage, Navios Maritime Holdings Inc. (“Navios Holdings”) relationships and reputation in the shipping industry.

These and other forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions, and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties, including those risks discussed under the heading “Risk Factors.” The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated.

The risks, uncertainties and assumptions involve are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2019 on a historical basis and on an as adjusted basis to reflect:

•	the offering of 1,875,000 shares of common stock at $8.00 per share, raising net proceeds of $14.0 million, completed in October 2019;

•

scheduled repayments of principal installments subsequent to September 30, 2019 and through November 28, 2019 of $6.1 million under our financing arrangements and $182.2 million under our Term Loan B that was repaid during October 2019. In October and November 2019, Navios Acquisition repurchased $12.0 million of its 2021 Notes for cash consideration of $10.0 million; and

•	term loan and sale and leaseback agreements drawn during October 2019 of $31.8 million and $90.8 million, respectively.

The capitalization table does not include pro-forma adjustments for the number of securities which are being registered on the registration statement of which this prospectus is a part and may be sold under the prospectus because the full number of securities that may be sold cannot be specifically determined at the time of filing of this prospectus.

Amounts indicated in the table below indicate notional amounts of such term loans or sale and leaseback agreement, as the case may be. You should read this table in conjunction with “Use of Proceeds.” The historical data in the table is derived from our condensed consolidated financial statements, which are incorporated by reference herein from our Report on Form 6-K reporting operating results for the fiscal quarter ended September 30, 2019, furnished to the SEC on November 29, 2019.

	Actual	As Adjusted
	(In thousands of U.S. dollars) (unaudited)
Term loan – $52.0 million	$29,370	$28,758
Term loan – $56.3 million	40,234	39,843
Ship Mortgage Notes $670.0 million(3)	670,000	658,000
Term loan – $125.0 million	41,091	39,173
Term loan – $44.0 million	30,000	30,000
Term loan – $24.0 million	18,852	18,852
Term Loan B	182,158	—
Term loan – $31.8 million(1)(2)	—	31,800
Sale and leaseback agreement – $103.2 million	99,990	98,621
Sale and leaseback agreement – $71.5 million	64,052	62,563
Sale and leaseback agreement – $15.0 million	14,688	14,375
Sale and leaseback agreement – $47.2 million	47,220	47,220
Sale and leaseback agreement – $90.8 million(1)(2)	—	90,811
Total Debt	$1,237,655	$1,160,016
Stockholder’s Equity:
Common stock, $0.0001 par value; 250,000,000 shares authorized; 13,728,371 and 15,603,371 issued and outstanding as of September 30, 2019 and as adjusted	1	1
Additional paid-in capital	510,304	524,309
Accumulated deficit	(214,069)	(214,069)
Total Stockholders’ Equity:	296,236	310,241
Total Capitalization:	$1,533,891	$1,470,257

(1)	Entered into subsequent to September 30, 2019.
(2)	Term loan and sale and leaseback agreement drawn during October 2019.
(3)	In October and November 2019, Navios Acquisition repurchased $12.0 million of its 2021 Notes for cash consideration of $10.0 million.

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue 250,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. As of December 4, 2019, 15,603,371 shares of common stock, held by 26 holders of record.

Common Stock

Our stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or conversion provisions applicable to the common stock.

Preferred Stock

Our amended and restated articles of incorporation authorizes the issuance of 10,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us.

Dividends

At the present time, we intend to retain most of our available earnings generated by operations for the development and growth of our business. The declaration and payment of any dividend remains subject to the discretion of the board of directors, and will depend on, among other things, Navios Acquisition’s cash requirements as measured by market opportunities and conditions. In addition, the terms and provisions of our current secured credit facilities and our indenture limit our ability to pay dividends in excess of certain amounts or if certain covenants are not met.

On January 26, 2018, the board of directors declared a quarterly cash dividend in respect of the fourth quarter of 2017 of $0.30 per share of common stock which was paid on March 27, 2018 to stockholders of record as of March 22, 2018.

On May 4, 2018, the Board of Directors declared a quarterly cash dividend in respect of the first quarter of 2018 of $0.30 per share of common stock which was paid on June 27, 2018 to stockholders of record as of June 21, 2018.

On July 31, 2018, the Board of Directors declared a quarterly cash dividend in respect of the second quarter of 2018 of $0.30 per share of common stock which was paid on September 27, 2018 to stockholders of record as of September 20, 2018.

On November 2, 2018, the Board of Directors declared a quarterly cash dividend in respect of the third quarter of 2018 of $0.30 per share of common stock which was paid on December 5, 2018 to stockholders of record as of November 27, 2018.

On January 25, 2019, the Board of Directors declared a quarterly cash dividend in respect of the fourth quarter of 2018 of $0.30 per share of common stock which was paid on March 27, 2019 to stockholders of record as of February 27, 2019.

On May 10, 2019, the Board of Directors declared a quarterly cash dividend in respect of the first quarter of 2019 of $0.30 per share of common stock which was paid on June 27, 2019 to stockholders of record as of May 29, 2019.

On July 24, 2019, the Board of Directors declared a quarterly cash dividend in respect of the second quarter of 2019 of $0.30 per share of common stock which was paid on October 9, 2019 to stockholders of record as of September 25, 2019.

On November 5, 2019, the Board of Directors declared a quarterly cash dividend in respect of the third quarter of 2019 of $0.30 per share of common stock, which is payable on January 9, 2020, to stockholders of record as of December 17, 2019.

Transfer Agent

The transfer agent for Navios Acquisition’s common stock is Continental Stock Transfer & Trust Company, 1 State Street Plaza- 30th Floor, New York, NY 10004.

USE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, we currently intend to use the net proceeds from this offering for general corporate and working capital purposes.

We have not determined the amounts we plan to spend for any particular purpose or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds, we intend to invest the net proceeds of the offering in short-term, investment-grade, interest-bearing securities.

We may set forth additional information on the use of net proceeds from the sale of securities we offer under this prospectus in a prospectus supplement relating to the specific offering.

INFORMATION REGARDING THE MARKET FOR OUR COMMON STOCK

Our common stock trades on the New York Stock Exchange under the symbol “NNA.” The last reported sale price for our common stock on December 4, 2019, was $7.79 per share. As of September 30, 2019, we had approximately 26 holders of record of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers and registered clearing agencies.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include information in the prospectus supplement, where applicable, about material United States federal income tax considerations, if any, relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings:

•	common stock;

•	preferred stock;

•	warrants to purchase common stock;

•	debt securities; and/or

•	any combination of the above, separately or as units.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF COMMON STOCK

Each share of common stock would entitle the holder to one vote on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock would be entitled to receive ratably all dividends, if any, declared by the board of directors out of funds legally available for dividends. Holders of common stock would not have conversion, redemption or preemptive rights to subscribe to any of our securities. All outstanding shares of common stock, when issued, will be fully paid and non-assessable. The rights, preferences and privileges of holders of common stock will be subject to the rights of the holders of any shares of preferred stock which we have issued or we may issue in the future. See “Description of Capital Stock” for additional information.

DESCRIPTION OF PREFERRED STOCK

The board of directors has the right, without the consent of holders of common stock, to designate and issue one or more series of preferred stock, which may be convertible into common stock at a ratio determined by the board. A series of preferred stock may bear rights superior to common stock as to voting, dividends, redemption, distributions in liquidation, dissolution, or winding up, and other relative rights and preferences. The board may set the following terms of any series preferred stock, and a prospectus supplement will specify these terms for each series offered:

•	the number of shares constituting the series and the distinctive designation of the series;

•	dividend rates, whether dividends are cumulative, and, if so, from what date; and the relative rights of priority of payment of dividends;

•	voting rights and the terms of the voting rights;

•	conversion privileges and the terms and conditions of conversion, including provision for adjustment of the conversion rate;

•

redemption rights and the terms and conditions of redemption, including the date or dates upon or after which shares may be redeemable, and the amount per share payable in case of redemption, which may vary under different conditions and at different redemption dates;

•	sinking fund provisions for the redemption or purchase of shares;

•	rights in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority of payment; and

•	any other relative powers, preferences, rights, privileges, qualifications, limitations and restrictions of the series.

If, upon any voluntary or involuntary liquidation, dissolution or winding up of Navios Acquisition, the assets available for distribution to holders of preferred stock are insufficient to pay the full preferential amount to which the holders are entitled, then the available assets will be distributed ratably among the shares of all series of preferred stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect to each series.

Holders of preferred stock will not be entitled to preemptive rights to purchase or subscribe for any shares of any class of capital stock of the corporation. The preferred stock will, when issued, be fully paid and nonassessable. The rights of the holders of preferred stock will be subordinate to those of our general creditors. See “Description of Capital Stock” for additional information.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we so indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below.

General

We may issue warrants for the purchase of common stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock and/or debt securities, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We may enter into the warrant agreement with a warrant agent. Each warrant agent will be a bank that we select which has its principal office in the United States and a combined capital and surplus in an amount as required by applicable law. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number if warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•

in the case of warrants to purchase common stock, the number of shares of common stock purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•

in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants; the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•

in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants to purchase common stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. EST on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent upon exercise of the warrants.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights By Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. Any issuance of debt securities will need to take into account the terms and provisions of our ship mortgage notes and our debt facilities, or any other debt, if such debt is outstanding at the time of issuance of any debt securities we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.

The debt securities we may offer and sell pursuant to this prospectus will be either senior debt securities or subordinated debt securities. We will issue the senior notes under the senior indenture, which we will enter into with a trustee to be named in the senior indenture. We will issue the subordinated notes under the subordinated indenture, which we will enter into with a trustee to be named in the subordinated indenture. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act. We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of any series of debt securities and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities.

General

We will describe in each prospectus supplement the following terms relating to a series of notes:

•	the title;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of notes in global form, the terms and who the depository will be;

•	the maturity date;

•

the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the notes will be issued with original issue discount;

•	whether or not the notes will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be made;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional redemption provisions;

•

the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of notes;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness;

•	a discussion of any material or special United States federal income tax considerations applicable to the notes;

•	the denominations in which we will issue the series of notes, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of notes may be convertible into or exchangeable for common units or other securities of ours. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common units or other securities of ours that the holders of the series of notes receive would be subject to adjustment.

Consolidation, Merger or Sale

The indentures do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the notes, as appropriate.

Events of Default under the Indenture

The following are events of default under the indentures with respect to any series of notes that we may issue:

•	if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

•

if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur as to us.

If an event of default with respect to notes of any series occurs and is continuing, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.

The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any such waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the notes of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•

subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the notes of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•

the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity, to the debenture trustee to institute the proceeding as trustee; and

•

the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal, premium, if any, or interest on, the notes.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of notes of any series.

In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding notes affected:

•	extending the fixed maturity of the series of notes;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any notes; or

•	reducing the percentage of notes, the holders of which are required to consent to any amendment.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the notes of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue notes of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the notes of any series can exchange the notes for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the notes may present the notes for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the notes that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.

If we elect to redeem the notes of any series, we will not be required to:

•

issue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any notes that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any notes on any interest payment date to the person in whose name the notes, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the notes of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to notes of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the notes of a particular series. We will maintain a paying agent in each place of payment for the notes of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the notes will be governed by and construed in accordance with the laws of the Republic of Marshall Islands, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Notes

The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. It also does not limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass the payment or notice along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is the responsibility of the holders.

Special Considerations for Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security held by a depositary which represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “—Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•

An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•

An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under this section “Legal Ownership of Securities”;

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•

An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•

The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•

The depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•

Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

The global security will terminate when the following special situations occur:

•

if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through dealers or agents to the public or to investors;

•	to underwriters for resale to the public or to investors;

•	directly to investors; or

•	through a combination of such methods.

We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents, dealers or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters as defined in the Securities Act of 1933, as amended (the “Securities Act”) and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act.

We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

Certain persons that participate in the distribution of the securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including over-allotment, stabilizing and short-covering transactions in such securities, and the imposition of penalty bids, in connection with an offering. Certain persons may also engage in passive market making transactions as permitted by Rule 103 of Regulation M of the Exchange Act. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

We may enter into a continuous offering program or equity distribution agreement with a broker-dealer, under which we may offer and sell shares of our common stock from time to time through a broker-dealer as our sales agent. If we enter into such a program, sales of securities, if any, will be made by means of ordinary brokers’ transactions on the NYSE at market prices, block transactions and such other transactions as agreed upon by us and the broker-dealer. Under the terms of such a program, we also may sell securities to the broker-dealer, as principal for its own account at a price agreed upon at the time of sale. If we sell securities to such broker-dealer as principal, we will enter into a separate terms agreement with such broker-dealer, and we will describe this agreement in a separate prospectus supplement or pricing supplement.

LEGAL MATTERS

Reeder & Simpson P.C., Marshall Islands counsel, will provide us with an opinion as to the legal matters in connection with the securities we are offering. Unless otherwise specified in a prospectus supplement, the validity of the debt securities will be passed upon for us by Thompson Hine LLP. In connection with particular offerings of debt securities in the future, the validity of those debt securities also may be passed upon for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers S.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

In April 2019, our audit committee engaged Ernst & Young (Hellas) Certified Auditors Accountants S.A. in Athens, Greece as our independent registered public accounting firm for the fiscal year ending December 31, 2019. Please refer to the relevant disclosure reported under the heading “Change in Registrant’s Certifying Accountant” of our Report on Form 6-K, dated May 14, 2019, filed with the SEC on May 14, 2019 and to the accompanying Exhibit 16.1 of such Report on Form 6-K.

EXPENSES

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, in connection with the issuance and distribution of the securities covered by this prospectus. All amounts are estimated, except the SEC registration fee and the FINRA fee.

SEC registration fee		$5,192.00
FINRA filing fee			*
NYSE listing fee			*
Legal fees and expenses			*
Accounting fees and expenses			*
Printing costs			*
Transfer agent fees and other			*
Miscellaneous			*

Total	$		*

*	To be provided in a prospectus supplement or in a Report on Form 6-K subsequently incorporated by reference into this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Government Filings

As required by the Securities Act, we filed a registration statement on Form F-3 relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreements or other document.

We are subject to the informational requirements of the Exchange Act, applicable to foreign private issuers. We, as a “foreign private issuer”, are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of shares. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we anticipate filing with the SEC, within 4 months after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm. We also anticipate furnishing quarterly reports on Form 6-K containing unaudited interim financial information for the first three quarters of each fiscal year, within 75 days after the end of such quarter.

You may read and copy any document we file or furnish with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You can review our SEC filings and the registration statement by accessing the SEC’s internet site at http://www.sec.gov.

Documents may also be inspected at the offices of the Financial Industry Regulatory Authority at 1735 K Street, Washington, D.C. 20006.

Information provided by Navios Acquisition

We will furnish holders of our common stock with annual reports containing audited financial statements and corresponding reports by our independent registered public accounting firm, and intend to furnish quarterly reports containing selected unaudited financial data for the first three quarters of each fiscal year. The audited financial statements will be prepared in accordance with United States generally accepted accounting principles and those reports will include a “Operating and Financial Review and Prospects” section for the relevant periods. As a “foreign private issuer”, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to any shareholder in accordance with the rule of the NYSE, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition as a “foreign private issuer”, we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

This prospectus is only part of a registration statement on Form F-3 that we have filed with the SEC under the Securities Act, and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules:

•	without charge at the public reference room,

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC, or

•	obtain a copy from the SEC’s web site or our web site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference as of their respective dates of filing are:

•	Our Annual Report on Form 20-F for the year ended December 31, 2018, filed on April 19, 2019 (the “Form 20-F”);

•

Our Reports on Form 6-K, filed on May 14, 2019, June 13, 2019, July  12, 2019, September  11, 2019, (two reports), October  17, 2019, October 24, 2019, November 18, 2019, and November  29, 2019 (three reports );

•	The description of our common stock contained in our Form 8-A, filed on June 19, 2008;

•

All subsequent reports on Form 20-F, filed after the date of this prospectus but before the termination of the offering by this prospectus, shall be deemed to be incorporated by reference into this prospectus and deemed to be a part hereof; and

•

Our reports on Form 6-K furnished to the SEC subsequent to the date of the initial registration statement and prior to effectiveness of the registration statement, and after the date of this prospectus, only to the extent that the forms expressly state that we incorporate them by reference in this prospectus.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide each person to whom a prospectus is delivered, a copy of any or all information that has been incorporated by reference into this prospectus, but not delivered with this prospectus. You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

Vasiliki (Villy) Papaefthymiou

Secretary

Navios Maritime Acquisition Corporation

7 Avenue de Grande Bretagne, Office 11B2

Monte Carlo MC 98000 Monaco

Telephone: (011) + (377) 9798-2140

ENFORCEABILITY OF CIVIL LIABILITIES

AND INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We are incorporated under the laws of the Republic of the Marshall Islands. A majority of the directors, officers and the experts named in the prospectus reside outside the United States. In addition, a substantial portion of the assets and the assets of the directors, officers and experts are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon Navios Acquisition or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against Navios Acquisition or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have obtained directors’ and officers’ liability insurance against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not we would have the power to indemnify such person.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information or representations contained in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide information other than that provided in this prospectus and any accompanying prospectus supplement. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any accompanying prospectus supplement is accurate as of any date other than the date on the front of the document.

$500,000,000

Common Stock

Preferred Stock

Warrants

Debt Securities

Units

Navios Maritime Acquisition Corporation

PROSPECTUS

The date of this prospectus is December 23, 2019